EXHIBIT 99.1 – Press release
For Release After Market Close
April 7, 2008
Peoples Educational Holdings, Inc. Reports Third Quarter and Year-to-Date Fiscal 2008 Results
Saddle Brook, New Jersey, April 7, 2008 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced its third quarter and year-to-date financial results for the period ended February 29, 2008.
Third quarter revenue was $6.4 million, up 8% from the same period in the prior year. Revenue from the Test Preparation, Assessment and Instruction product group was $5.6 million for the quarter, up 9% from the prior year. College Preparation revenue for the quarter was $0.8 million, flat with the prior year. Net loss for the quarter was $852,000 or ($0.19) per basic and diluted share compared to a net loss of $1.0 million or ($0.23) per basic and diluted share in the prior year. Non-GAAP net loss, which excludes non-recurring costs and adjusts for the difference between prepublication expenditures and amortization, was $460,000 or ($0.10) per basic and diluted share compared to a net loss of $1.0 million or ($0.23) per basic and diluted share for the same period in the prior year.
Revenue for the nine month period ended February 29, 2008, was $31.8 million, an increase of 8% as compared to the same period in the prior year. Revenue from the Test Preparation, Assessment and Instruction product group was $19.5 million for the period, compared to $18.8 million in the prior year. College Preparation revenue was $12.3 million for the period, an increase of 15% over the prior year. Net loss for the nine month period was $112,000 or ($0.03) per basic and diluted share compared to net loss of $307,000 or ($0.07) per basic and diluted share in the prior year. Non-GAAP net income was $737,000 or $0.17 per basic share and $0.16 per diluted share compared to a net loss of $867,000 or ($0.20) per basic and diluted share for the nine month period in the prior year.
Financial Highlights for the Nine Month Period Ending February 29, 2008
•	Free cash flow (defined as cash from operations, less capital expenditures) improved $2.4 million on a year-over-year basis.

•	Operating income increased 161% on a year-over-year basis to $0.9 million.

•	Focused Instruction revenue for the nine month period increased 11.5% on a year-over-year basis due to increased market penetration and the release of new product. In addition, the Company launched its new Focused Instruction product, Turbo Math, and its new Test Preparation product, Measuring Up Express.

•	Electronic revenue for the nine month period increased 123% over the same period in the prior year.

•	Direct Cost efficiencies realized in the prior year are being maintained. Direct costs for the nine month period increased from 42.6% of revenue to 43.5%, however the increase is a function of revenue mix. Product costs, as a percentage of revenue within our Testing, Assessment and Instruction, and College Preparation product groups are consistent with the prior year.

•	Administrative expenses for the period decreased 2.5% on a year-over year basis to $3.5 million.
Business Outlook
Brian T. Beckwith, President and CEO commented, “We are pleased that we have continued to gain market share and steadily grow our revenue base. Our revenues for the third quarter increased 8% over prior year, and we’re also up 8% for the nine months ended February 29, 2008. Revenues for the quarter were in line with our expectations. As a result, we are maintaining our previous guidance for the full fiscal year ending May 31, 2008.”

“We are expecting revenues of between $41 and $43 million. We project net income to be between breakeven and $300,000. Non-GAAP net income is expected to be between $1.1 and $1.5 million, a significant improvement over our prior year’s loss of $600,000. Free cash flow is expected to be between $2.3 and $2.8 million, compared to a prior year negative free cash flow of $4.3 million.”
Use of Non-GAAP Financial Measures
Some of the measures in this press release are non-GAAP financial measures within the meaning of SEC Regulation G. Peoples Educational Holdings, Inc. believes presenting non-GAAP net income and non-GAAP earnings per share and free cash flow are useful to investors because it describes the operating performance of the Company and helps investors gauge the Company’s ability to generate cash flow excluding non-recurring charges and fluctuations between new product development amortization and new product development expenditures. Company management uses these non-GAAP measures as important indicators of the Company’s past performance and to plan and forecast performance in future periods. The non-GAAP financial information Peoples Educational Holdings presents may not be comparable to similarly titled financial measures used by other companies, and investors should not consider non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.
About Peoples Educational Holdings, Inc.
Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:
Test Preparation, Assessment, and Instruction
Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 2-12.
Instruction: The Company produces and sells proprietary state customized print worktexts and print and web-based delivered assessments, for Grades 2-8. These products provide students with in-depth instruction and practice in reading, language arts, and mathematics. In addition, the Company’s backlist remedial and multicultural products are included in this group.
College Preparation
The Company distributes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. The Company is the exclusive high school distributor for two major college publishers, and also creates proprietary supplemental materials for this market.
The Company’s proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company’s direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

Forward-Looking Statements
This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company’s ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market, (9) the sufficiency of the Company’s copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company’s business and results of operations.
Contacts:
Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael L. DeMarco
Press Contact: Michael L. DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	UNAUDITED	AUDITED	UNAUDITED
(In Thousands-Except Share Data)	February 29, 2008	May 31, 2007	February 28, 2007
ASSETS
Current Assets
Cash	$131	$98	$187
Accounts Receivable Net of Allowances for Doubtful Accounts and Returns	2,625	3,961	2,139
Inventory	4,807	5,270	5,396
Prepaid Expenses and Other	431	334	350
Prepaid Marketing Expenses	735	638	412
Deferred Income Taxes	1,157	871	655

Total Current Assets	9,886	11,172	9,139
Equipment — At Cost, Less Accumulated Depreciation of $1,917, $1,692 and $1,620, respectively	634	697	745

Other Assets
Deferred Prepublication Costs, Net	16,003	17,180	17,540
Deferred Income Taxes	1,028	1,155	1,307
Trademarks, Net	167	141	135
Prepaid Expenses and Other	329	370	377
Prepaid Marketing Expenses	630	1,036	1,274

Total Other Assets	18,157	19,882	20,633

Total Assets	$28,677	$31,751	$30,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current Maturities of Long Term Obligations	$2,048	$649	$187
Accounts Payable	3,228	6,304	7,831
Accrued Compensation	322	547	313
Other Accrued Expenses	555	327	306
Deferred Revenue	634	327	372

Total Current Liabilities	6,787	8,154	9,009
Long Term Obligations, Less Current Maturities	14,696	16,405	14,358
Total Liabilities	21,483	24,559	23,367

Commitments and Contingencies
Stockholders’ Equity
Preferred Stock, authorized 1,500,000 shares; none issued
Common Stock, $0.02 par value; authorized 8,500,000 shares; issued: 4,470,734 as of February 2008 and 4,441,173 as of May 2007 & February 2007	89	89	89
Additional Paid In Capital	7,989	7,875	7,864
Retained Earnings (Accumulated Deficit)	(820)	(708)	(739)
Less Treasury stock, 16,232 shares for all periods, at cost	(64)	(64)	(64)

Total Stockholders’ Equity	7,194	7,192	7,150

Total Liabilities and Stockholders’ Equity	$28,677	$31,751	$30,517

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	February		February
(In Thousands, Except Per Share Data)	2008	2007	2008	2007
Revenue, Net	$6,390	$5,934	31,759	29,520

Cost of Revenue
Direct Costs	2,086	1,994	13,825	12,561
Prepublication Cost Amortization	1,671	1,498	5,066	4,390

Total	3,757	3,492	18,891	16,951

Gross Profit	2,633	2,442	12,868	12,569

Selling, General and Administrative Expenses	3,611	3,853	11,967	12,224

Income (Loss) from Operations	(978)	(1,411)	901	345

Other Expenses, Net	18	2	42	22
Interest Expense	392	212	1,134	781

Net Loss Before Income Taxes	(1,388)	(1,625)	(275)	(458)

Income Tax Benefit	(536)	(618)	(163)	(151)

Net Loss	$(852)	$(1,007)	(112)	(307)

Net Loss per Common Share
Basic	$(0.19)	$(0.23)	$(0.03)	$(0.07)
Diluted	$(0.19)	$(0.23)	$(0.03)	$(0.07)

Weighted-average Number of Common Shares Outstanding
Basic	4,455	4,425	4,441	4,431
Diluted	4,455	4,425	4,441	4,431

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	February
(In Thousands)	2008	2007
Cash Flows From Operating Activities
Net Loss	$(112)	$(307)
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operating Activities
Depreciation	232	244
Amortization of Prepublication Costs and Intangible Assets	5,092	4,407
Stock-Based Compensation	26	77
Market Value Adjustment of Interest Rate Swap	238	—
Deferred Income Taxes	(159)	(160)
Changes in Assets and Liabilities
Accounts Receivable	1,336	1,213
Inventory	463	(1,504)
Prepaid Expenses and Other	(56)	(301)
Prepaid Marketing Expenses	309	(787)
Accounts Payable and Accrued Expenses	(3,311)	(298)
Deferred Revenue	307	115
Income Taxes Payable or Refundable	—	667

Net Cash Provided By Operating Activities	4,365	3,366

Cash Flows From Investing Activities
Purchases of Equipment and Leasehold Improvements	(169)	(160)
Expenditures for Intangibles	(52)	(26)
Expenditures for Prepublication Costs	(3,889)	(5,324)

Net Cash Used In Investing Activities	(4,110)	(5,510)

Cash Flows From Financing Activities
Net Payment Under Line of Credit	(178)	(2,164)
Purchases of Treasury Stock	—	(56)
Proceeds From the Exercise of Stock Options	88	—
Principal Payments On Short Term Loan	—	(1,000)
Net (Payments) Borrowings On Long-Term Debt	(132)	4,801

Net Cash Provided By (Used In) Financing Activities	(222)	1,581

Net Increase (Decrease) in Cash	33	(563)
Cash
Beginning of Period	98	750

End of Period	$131	$187

Supplemental Cash Flow Information
Cash Payments for:
Interest	$929	$737

Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow

	Three Months Ended		Nine Months Ended
(In Thousands - Except per Share Data)	2/29/2008	2/28/2007	2/29/2008	2/28/2007
Net Cash Provided By (Used In) Operating Activities	$(2,294)	$(2,026)	$4,365	$3,366
Cash Expenditures for Fixed Assets and Intangibles	(87)	(9)	(221)	(186)
Cash Expenditures for Prepublication Costs	(1,119)	(1,520)	(3,889)	(5,324)

Free Cash Flow	$(3,500)	$(3,555)	$255	$(2,144)

Reconciliation of Net Income (Loss) to non-GAAP Adjusted Net Income (Loss)

	Three Months Ended		Nine Months Ended
(In Thousands - Except per Share Data)	2/29/2008	2/28/2007	2/29/2008	2/28/2007
Net Income (Loss)	$(852)	$(1,007)	$(112)	$(307)
Amortization of Prepublications Costs	1,671	1,498	5,066	4,390
Cash Expenditures for Prepublication Costs	(1,119)	(1,520)	(3,889)	(5,324)
Market Value Adjustment of Interest Rate Swap	102	—	238	—
Adjusted Benefit (Expense) for Income Taxes	(262)	9	(566)	374

Non-GAAP Net Income (Loss)	$(460)	$(1,020)	$737	$(867)

Basic Weighted Shares Outstanding	4,455	4,425	4,441	4,431
Diluted Weighted Shares Outstanding	4,455	4,425	4,475	4,431

Non-GAAP Earnings (Loss) Per Basic Share	$(0.10)	$(0.23)	$0.17	$(0.20)
Non-GAAP Earnings (Loss) Per Diluted Share	$(0.10)	$(0.23)	$0.16	$(0.20)